SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2007

TVI CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-10449	52-1085536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 Holladay Tyler Road, Glenn Dale, MD 20769

(Address of Principal Executive Offices)

(301) 352-8800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 6, 2007, TVI Corporation (the “Company”) received a letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”) because the closing bid price per share for the Company’s common stock has been below $1.00 per share for 30 consecutive business days. In accordance with the NASDAQ Marketplace Rules, the Company will be provided 180 calendar days, or until December 3, 2007, to regain compliance with the Minimum Bid Price Rule. This notification has no effect on the listing of the Company’s common stock at this time.

To regain compliance with the Minimum Bid Price Rule, the closing bid price of the Company’s common stock must remain at $1.00 per share or more for a minimum of ten consecutive business days. If the Company does not regain compliance with the Minimum Bid Price Rule by December 3, 2007, NASDAQ will determine whether the Company meets The NASDAQ Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, NASDAQ will provide the Company with written notification that its common stock will be delisted. At that time, the Company would be permitted to appeal NASDAQ’s determination to delist the Company’s common stock to a NASDAQ Listings Qualifications Panel.

The Company will seek to regain compliance within this cure period. The Company’s management and board of directors are considering alternatives to address compliance with the continued listing standards of the NASDAQ Stock Market that may include a reverse stock split.

On June 8, 2007, the Company issued a press release announcing its receipt of the letter. A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

99.1	Press Release issued by TVI Corporation on June 8, 2007 entitled “TVI Corporation Receives NASDAQ Deficiency Notice Related To Minimum Bid Price”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TVI CORPORATION
(Registrant)

Date: June 8, 2007	/s/ Sherri S. Voelkel
Sherri S. Voelkel
Vice President and Acting Chief Financial Officer

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